Fidelity Private Credit Central Fund LLC

Limited Liability Company Agreement

Dated as of January 31, 2023

i

Signature Pages of Members

Appendix I	Definitions

Schedule A	Schedule of Directors

Schedule B	Schedule of Officers

Exhibit A	Schedule of Members

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

FIDELITY PRIVATE CREDIT CENTRAL FUND LLC

This Limited Liability Company Agreement (the “Agreement”) of Fidelity Private Credit Central Fund LLC (the “Fund”) is entered into as of January 31, 2023 by the entities listed in Exhibit A to this Agreement (the “Members”).

RECITALS

WHEREAS, Fidelity Direct Lending Fund, LP (the “Limited Partnership”), was organized as a Delaware limited partnership on September 16, 2021;

WHEREAS, the general partner and all the limited partners of the Limited Partnership approved the conversion of the Limited Partnership to a limited liability company and the adoption of this Agreement pursuant to a Plan of Conversion;

WHEREAS, pursuant to the Plan of Conversion, the Limited Partnership was converted by operation of law to a Delaware limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-214, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Conversion and Certificate of Formation, which were filed with the Secretary of State of the State of Delaware (the “Conversion”);

WHEREAS, pursuant to this Agreement and the Plan of Conversion, the limited partners of the Limited Partnership became Members of the Fund and the interests in the Limited Partnership were converted into Common Units of the Fund.

NOW, THEREFORE, the parties hereto hereby agree, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in APPENDIX I hereto. APPENDIX I also indicates other sections of this Agreement in which certain other terms used in this Agreement are defined.

ARTICLE 2

ORGANIZATION; POWERS

Section 2.1 Formation of Limited Liability Company.

(a) Formation. The Fund was formed as a Delaware limited partnership on September 16, 2021. Pursuant to the Plan of Conversion, (i) the Limited Partnership Agreement of the Limited Partnership is replaced and superseded in its entirety by this Agreement in respect of all periods beginning on or after the Conversion, (ii) the limited partners of the Limited Partnership immediately prior to the conversion are automatically admitted to the Fund as Members of the Fund upon execution of this Agreement, (iii) all interests of the Limited Partnership prior to the conversion are converted to Common Units of the Fund, and (iv) undrawn capital commitments to the Limited Partnership set forth in any Subscription Agreement with the Limited Partnership shall continue to be capital commitments of such Persons to the Fund upon the Conversion and may be drawn down by the Fund pursuant to the terms of this Agreement.

(b) Admission. Each Person who is to be admitted as a Member pursuant to this Agreement following the Conversion shall accede to this Agreement by, and shall be admitted to the Fund as a Member upon, executing a Subscription Agreement or other written document pursuant to which such Person agrees to become a Member and be bound by this Agreement following the Fund’s acceptance of such document, and a counterpart signature page to this Agreement, which shall not require the consent or approval of any other Member. The limited partners of the Limited Partnership are automatically admitted as Members as described in Section 2.1(a) and shall not be required to execute a new Subscription Agreement or other written document to be bound by this Agreement. The Fund shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate any admission. Each such agreement and/or document described in this Section 2.1(b) may be executed on behalf of a Member by an authorized representative of the Fund, as attorney-in-fact for such Member, with the same force and effect as if executed directly by the Member.

(c) Name. The name of the Fund is “Fidelity Private Credit Central Fund LLC.”

(d) Address. The registered office of the Fund in the State of Delaware, and the registered agent for service of process on the Fund at such address, shall be as specified in the Certificate or as is designated by the Members from time to time in accordance with the Delaware Act. The principal place of business of the Fund shall be 245 Summer Street, Boston, MA 02210, or such other place as the Fund may determine from time to time.

Section 2.2 Purpose; Powers. In furtherance of the investment objectives of the Fund, the Fund may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.

ARTICLE 3

MEMBERS, VOTING, AND CONSENTS

Section 3.1 Names, Addresses and Subscriptions. The name, address and e-mail address, the number and class of Units held and the Capital Contribution (as defined below) of each Member are set forth in the books and records of the Fund. The Fund shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement, (b) the withdrawal, or partial withdrawal, of any Member pursuant to the terms of this Agreement, (c) any change in the identity, address or e-mail address of a Member, or (d) any changes in the number of Units owned, any change in a Member’s Capital Commitment or a Member’s Capital Contribution occurring pursuant to the terms of this Agreement.

Section 3.2 Status of Members.

(a) Limited Liability. No Member or former Member (as defined below), in its capacity as such, shall be liable for any of the debts, liabilities or obligations of the Fund except as provided in this Section 3.2(a) and to the extent otherwise required by law. Each Member and former Member shall be required to pay to the Fund (i) any Capital Contributions that it has agreed to make to the Fund pursuant to this Agreement and the applicable Subscription Agreement; (ii) the amount of any distribution that it is required to return to the Fund pursuant to the Delaware Act; and (iii) the unpaid balance of any other payments that it is expressly required to make to the Fund pursuant to this Agreement or pursuant to the applicable Subscription Agreement, as the case may be.

As used in this Agreement, “former Members” refers to such Persons who hereafter, from time to time, cease to be Members pursuant to the terms and provisions of this Agreement.

(b) Effect of Death, Dissolution or Bankruptcy. Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the second sentence of Section 10.2(b) unless and until such Person is admitted as a substituted Member pursuant to Section 10.2. Any Transfer of the Units so acquired by such successor, estate or legal representative shall be subject to the requirements of Article 10.

(c) No Control of Fund. Except as otherwise provided herein, no Member shall have the right or power to: (i) withdraw its Capital Contribution to the Fund; (ii) to the maximum extent permitted by law, cause the dissolution and winding up of the Fund or (iii) demand property in return for its capital contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Fund, undertake any transactions on behalf of the Fund, or have any power to sign for or otherwise to bind the Fund.

(d) Dual Status. A Member may hold both Common Units and, if issued, Preferred Units. A Member who holds both Common Units and Preferred Units shall be treated separately as a Common Unitholder with respect to its Common Units and as a Preferred Unitholder with respect to its Preferred Units, except as otherwise provided in this Agreement.

Section 3.3 Admission of New Members; Capital Contributions.

(a) Initial Closing Date. The Limited Partnership entered into Subscription Agreements with initial investors pursuant to which such subscribers agreed to make capital contributions to the Limited Partnership. The Limited Partnership held an initial closing on October 29, 2021 (“Initial Closing Date”). Upon the Conversion, limited partnership interests were automatically converted to Common Units of the Fund and capital contributions to the Limited Partnership automatically converted to Capital Contributions to the Fund, subject to this Agreement. For all purposes of this Agreement, including for purposes of determining capital contribution obligations, obligations of each subscriber to the Limited Partnership shall be treated as if it were made to the Fund. New subscribers to the Fund following the Conversion will each enter into a new Subscription Agreement pursuant to which the subscriber will agree to purchase Common Units for an aggregate purchase price equal to the portion of its requested capital contribution to the Fund that is accepted by the Fund (its “Capital Contribution”), subject to this Agreement.

(b) Subsequent Closings. The Fund may hold closings subsequent to the Initial Closing Date (each such closing a “Subsequent Closing”, and each date on which a subsequent closing is held, a “Subsequent Closing Date”) and issue additional Units (including Units of any New Class (as defined below)) to any Member (including any Additional Member (as defined below)) on terms and conditions as determined by the Board.

The Limited Partnership held an initial capital drawdown from investors on December 9, 2021 (the “Initial Drawdown” and the date on which the Initial Drawdown occurred, the “Initial Drawdown Date”). Units shall be issued at a per Unit price in accordance with the 1940 Act, subject to a determination by the Board or the Officers that such price is not below the Fund’s then current NAV as may be required pursuant to the 1940 Act. In order to more fairly allocate organizational and other expenses among all of our Members, investors subscribing after the Initial Drawdown may be required to pay a price per share above NAV reflecting a variety of factors, including, without limitation, the total amount of Fund organizational and other expenses amortized and/or incurred between the date of the Initial Drawdown and the relevant subsequent capital drawdown.

In addition to all legal remedies available to the Fund, failure by a Member to purchase additional Units when capital is called in respect of a Member’s Capital Commitment will (following a cure period of five (5) Business Days) result in that Member being subject to certain default provisions set forth in Section 7.2(e) of this Agreement.

(c) Additional Members. One or more additional Members of any New Class or of any existing class of Units (each an “Additional Member”) may be admitted by the Board into the Fund at any time by acquiring Units in accordance with this Agreement. Any Units acquired by an Additional Member shall be Class I Units, Preferred Units or units of a New Class, as determined by the Board in its discretion. In furtherance of the foregoing, the Members acknowledge and agree that the Fund anticipates issuing Class I Units, Preferred Units and/or units of a New Class to certain Persons in connection with Subsequent Closings as set forth in Section 3.3(b). Prior to the admission of any Additional Member, such Additional Member shall execute a written agreement pursuant to which such Additional Member shall agree to be bound by all of the terms and provisions of this Agreement applicable to Members and shall deliver such additional documentation to the Fund as the Board shall reasonably require to admit such Additional Member to the Fund.

Section 3.4 Management and Control of the Fund.

(a) Board of Directors.

(i) The Fund’s board of directors (the “Board of Directors” or the “Board”) will be composed of four directors (each, a “Director”), unless increased or decreased by a majority of the Directors. Directors need not be Members. The Board may designate a Chair of the Board (the “Chair of the Board”), who shall preside over the meetings of the Board of Directors and meetings of the Unitholders, lead the Board of Directors in fulfilling its responsibilities as set forth in this agreement, and determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors. In the absence of the Chair of the Board, meetings of the Board of Directors and meetings of the Unitholders shall be presided over by the President of the Fund (the “President”) to the extent he or she is a Director, or in the absence of the Chair of the Board of Directors and the President, by such other person as the Board of Directors may designate or the Directors present may select.

(ii) Notwithstanding anything to the contrary herein, to the extent required by the Investment Company Act, at any time when there are outstanding Preferred Units, the Preferred Unitholders shall have the right, as a class, to elect (a) two additional Directors to the Board, but shall not elect or vote for the other Directors, and (b) if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units, a majority of the Directors, such majority to be achieved by adding sufficient number of new Directors to the Board, all of whom are elected by the Preferred Unitholders, who, together with the Directors set forth in clause (a), will constitute a majority of the Directors (such Directors under clause (a) or (b), as applicable, the “Preferred Appointed Directors”). In the event any Preferred Units are issued and outstanding, the Preferred Unitholders shall be entitled to elect the Preferred Appointed Directors at a meeting of the Members, which shall be called in the manner as provided in Section 3.6.

(iii) Regular meetings of the Board may be held at such places and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the President or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each Director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, U.S. mail or courier to each Director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by U.S. mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the Director or his or her agent is personally given such notice in a telephone call to which the Director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Fund by the Director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Fund by the Director and receipt of a completed answer-back indicating receipt. Notice by U.S. mail shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or this Agreement Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(iv) Fifty percent (50%) of the total number of Directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law or by this Agreement, the act of a majority of the Directors present (including Directors present by telephone or other electronic means, unless the Investment Company Act requires that a particular action be taken only at a meeting of the Board in person) at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the Directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

(v) Unless otherwise restricted by this Agreement, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

(vi) Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee; provided, however, that this Section 3.4(a)(vi) shall not apply to any action of the Board that requires the vote of the Directors to be cast in person at a meeting pursuant to the Investment Company Act.

(vii) As of the date of this Agreement, the names of Directors are set forth on SCHEDULE A. Each Director will hold office until his or her death, resignation, retirement, disqualification or removal.

(viii) A majority of the Directors will at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Directors”).

(ix) Any Director may resign at any time by submitting his or her written resignation to the Board of Directors or secretary of the Fund. Such resignation shall take effect at the time of its receipt by the Fund unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective. Any or all of the Directors may be removed by the affirmative vote of fifty percent (50%) or more of the full Board of Directors, provided, however, that any or all of the Preferred Appointed Directors may be removed only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding Preferred Units of the Fund.

(x) Except as otherwise provided by applicable law, including the Investment Company Act, any newly created directorship on the Board that results from an increase in the number of Directors, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a Director or other cause, shall be filled exclusively by the appointment and affirmative vote of a majority of the remaining Directors in office, although less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy or newly created directorship shall hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

(xi) Subject to the limitations of Section 17(h) of the Investment Company Act, a member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Fund and upon such information, opinions, reports or statements presented to the Fund by any of the Fund’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Fund.

(b) Committees of Board of Directors.

(i) The Board may designate one or more committees, including but not limited to an Audit Committee (the “Audit Committee”). Each such committee to consist of one or more of the Directors of the Fund.

(ii) The Audit Committee will operate pursuant to a charter approved by the Board, which will set forth the responsibilities of the Audit Committee.

(iii) Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Fund. All committees of the Board shall keep minutes of their meetings and shall report their proceedings to the Board when requested or required by the Board. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of the greater of one-third or two members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum, and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

(c) Management by the Board.

(i) The business and affairs of the Fund shall be managed by or under the direction of the Board, except as may be otherwise provided by law. Unless otherwise specified in this Agreement, consent or approval by the Fund shall be determined by the Board.

(ii) The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, a Chief Financial Officer, a Chief Legal Officer, a Chief Compliance Officer, a Treasurer, a Secretary and any other officer of the Fund the Board determines to be necessary or advisable (collectively, the “Officers”). The names of each Officer and such Officer’s position as of the date hereof are listed on SCHEDULE B.

(iii) The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

(iv) Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Fund under this Section 3.4(c) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 3.4(c). Any number of titles may be held by the same person. Any delegation pursuant to this Section 3.4(c) may be revoked at any time by the Board.

(v) The Board may authorize any Person, including any Officer, to sign on behalf of the Fund.

(d) Powers of Board. Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Fund to implement the objectives of the Fund and to exercise any rights and powers the Fund may possess, including the power to cause the Fund to (i) make any elections available to the Fund under applicable tax or other laws, (ii) make any investments permitted under this Agreement, (iii) satisfy any Fund obligations, or (iv) make any disposition of Fund assets. Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, subject to the Investment Company Act and applicable law, the Fund is hereby authorized to execute, deliver and perform, and the Officers are, and each hereby is, authorized to execute and deliver, (x) a Subscription Agreement with each Member, (y) the Investment Advisory Agreement, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Fund to enter into other documents.

Section 3.5 Activities of Members. Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement and applicable laws (including the Investment Company Act), any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including but not limited to: management of other investment vehicles; investment in, financing, acquisition or disposition of securities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Fund or any of the Members. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such Member to liability to the Fund or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Fund or any Portfolio Company. Neither the Fund nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this Section 3.5 or to any fees, income, profits or goodwill derived from such activities.

Section 3.6 Meetings of Members.

(a) Place of Meetings. All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

(b) Meetings. Meetings of Members may be called by the Board, the Chair of the Board or the President. The Board of Directors may postpone, adjourn, reschedule or cancel any meeting of Members previously scheduled by the Board of Directors, the Chair of the Board or the President.

(c) Business at Meetings. For each meeting, only business specified in the Fund’s notice of meeting (or any supplement thereto) may be conducted at such meeting.

(d) Quorum; Adjournments. Unless otherwise required by law, Members holding a majority of the Units entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings; provided that where a separate vote of Common Units and Preferred Units is required, the holders of a majority of all issued and outstanding Common Units and Preferred Units, as applicable, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to each such matter. Abstentions will be treated as Units that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal but will not be counted as a vote in favor of such proposal.

If such quorum shall not be present or represented by proxy at any meeting, then either the chair of the meeting or Members entitled to vote there at (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

(e) Remote Participation. Unless otherwise required by law, Members may participate in a meeting of the Members by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at a meeting.

Section 3.7 Waiver of Notice. A written waiver of any notice, signed by a Member or Director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which such notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice, except attendance for the express purpose at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.8 Member Voting and Consents. Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Units represent the specified percentage of the aggregate outstanding Units of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Unit held on all matters submitted to a vote of the Members. For these purposes, a “majority-in-interest” shall mean a percentage in interest in excess of 50%.

If at any time Preferred Units have been issued and are outstanding, except as otherwise required by applicable law, any proposal:

(a) affecting the Common Unitholders but not the Preferred Unitholders shall require approval by the requisite percentage in interest of the Common Unitholders;

(b) affecting the Preferred Unitholders but not the Common Unitholders shall require approval by the requisite percentage in interest of the Preferred Unitholders;

(c) affecting both Common Unitholders and Preferred Unitholders, shall require approval by the requisite percentage in interest of the Common Unitholders and the Preferred Unitholders, voting together as a single class.

ARTICLE 4

INVESTMENTS AND ACTIVITIES

Section 4.1 Investment Objectives. The investment objective of the Fund is to generate current income and, to a lesser extent, capital appreciation. The Fund seeks to achieve these objectives primarily through directly originate loans to private companies but also with liquid credit investments, like broadly syndicated loans, other select private credit investments. Each investment held by the Fund is referred to herein as an “Investment” and collectively, the “Investments.”

Section 4.2 Borrowing.

(a) General. The Fund shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Fund’s purpose and objectives (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Fund, the Members and their respective successors, assigns and personal representatives), including: (i) to incur and maintain indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit (“Financings”), (ii) to incur and maintain other obligations (including in connection with derivative financial instruments), (iii) to arrange and make guarantees to support any such Financings or other obligations and incur reimbursement obligations in respect of any such Financings, other obligations or guarantees, (iv) to pledge or assign or otherwise make available credit support for any such Financings, other obligations or guarantees, (v) to become contingently liable with respect to indebtedness for borrowed money of any Person, and (vi) to enter into agreements, instruments and documents and take all other actions as the Fund deems necessary or appropriate in connection with incurring or maintaining Financings, other obligations or guarantees, in each such case. Without limiting the generality of the foregoing, the Fund is authorized, at its option and without notice to or consent of any Member, to hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a security interest to any Lender or other holders other obligations or guarantees of the Fund any or all assets of the Fund, including Investments and deposit or other accounts into which Capital Contributions are credited or deposited (the “Assets”).

In furtherance thereof and without limiting the generality thereof, the Fund may, in each case subject to such other conditions as the Fund may reasonably determine, (a) authorize any Lender or holders of such other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on behalf of the Fund, or in such other capacity as the Fund may specify (i) to exercise any right or remedy of the Fund under this Agreement in respect of any Asset and (ii) to enforce the Members’ obligations under their respective Subscription Agreements and this Agreement, and (b) take any other action the Fund reasonably determines to be necessary for the purpose of providing such credit support (collectively, clauses (a) and (b), the “Lender Powers”); provided, that any exercise of such Lender Powers shall be made in accordance with this Agreement. In addition, the Fund is hereby authorized to provide to or receive from any Lender or holders of such indebtedness, or holders of other obligations or guarantees, including any agent or trustee acting on their behalf, financial information related to such Member and other documentation reasonably and customarily required to incur or assume such indebtedness, subject to applicable law, and in connection therewith, each Member hereby agrees to cooperate with the Fund with respect to the provision of such information and documentation.

Subject to applicable law, the Fund is authorized to enter into and maintain guarantees and other credit support of Financings of subsidiaries and other Persons in which the Fund has an interest or otherwise be liable on a joint and several basis and any such obligations in connection therewith may be cross-guaranteed as the Board determines is necessary or convenient in the conduct or promotions of the activities or business of the Fund.

Notwithstanding anything to the contrary in this Agreement, for so long as the Fund operates as a BDC, the total amount of indebtedness outstanding at any time (including, for this purpose, the Preferred Units) shall not cause the Fund to violate leverage requirements applicable to the Fund, including Section 61 of the Investment Company Act.

(b) Beneficiary Rights. Notwithstanding anything herein to the contrary, any Lender or other Person granted a lien with respect to any of the Assets and/or the right to exercise any Lender Power shall be an intended beneficiary of this Agreement and shall be entitled to enforce the provisions of this Section 4.2.

Section 4.3 Distributions. Subject to the discretion of the Board of Directors, the requirements of Section 852(a) of Subchapter M of the Code (as and when applicable), the terms of any Financings or other obligations or Preferred Units and any other applicable legal requirements, the Fund intends with respect to the first taxable period in which the Fund qualifies for treatment as a RIC and annually thereafter, distribute substantially all of its investment company taxable income and net capital gain for each taxable year, which distributions may be in cash, in-kind, or a combination of cash and in-kind. Any distributions in-kind will be distributed among the Members in the same proportion and priority as cash distributions would be distributed among the Members and will be valued in accordance with the valuation policies of the Investment Adviser.

As a RIC, depending on the level of taxable income and net capital gain earned in a year, the Fund may retain certain net capital gain for reinvestment and carry forward taxable income for distribution in the following year and pay any applicable tax.

Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act. Any distribution of securities shall be subject to such conditions and restrictions as the Board of Directors determines are required or advisable to ensure compliance with applicable law. In furtherance of the foregoing, the Board of Directors may require that the Members execute and deliver such documents as the Board of Directors may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution.

Upon liquidation of the Fund pursuant to Article 9, after payment or provision for payment of the Fund’s debts and other liabilities and subject to the prior rights of any outstanding Preferred Units, the Fund’s remaining net assets will be distributed among Common Unitholders equally on a per Common Unit basis (subject to the payment of the fees pursuant to the Investment Advisory Agreement, the reimbursement of expenses and other fees pursuant to the Administration Agreement, and other Fund expenses).

ARTICLE 5

CERTAIN RIGHTS AND PREFERENCES OF UNITS

Section 5.1 Classes of Units. The Units of the Fund that are outstanding and/or available for issuance will consist of (i) Class I Common Units (“Class I Units”) and (ii) Preferred Units, the preferences (if any), limitations and relative rights with respect to which will be as provided in this Agreement. The Units are membership interests in the Fund. The Board may create additional classes of Units (each such class, a “New Class”) having such relative rights, powers and duties as may from time to time be established by the Board.

Section 5.2 Class I Units. Except as otherwise provided herein, all Class I Units shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of the Class I Units will have the voting rights and the distribution rights of Common Unitholders described herein.

Section 5.3 Preferred Units. Without the consent of any Common Unitholder, the Board may cause the Fund to issue one class of Preferred Units, which Preferred Units would have rights senior to those of the Common Units, and such other characteristics as the Board may determine, but, for so long as the Fund operates as a BDC, in a manner that complies with the legal requirements applicable to a BDC. Prior to the issuance of a series of Preferred Units, the Board shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption.

ARTICLE 6

FEES AND EXPENSES; ADVISORY AGREEMENT; ADMINISTRATION AGREEMENT

Section 6.1 Fund Expenses. The Fund’s primary operating expenses (the “Fund Expenses”) are expected to include the payment of: (i) investment advisory fees pursuant to the Investment Advisory Agreement (if any); (ii) costs and other expenses payable to Fidelity Diversifying Solutions LLC in performing its administrative obligations under an Administration Agreement (if any) (as defined below); and (iii) other operating expenses as may be incurred by or on behalf of the Fund, as set forth in the Investment Advisory Agreement and the Administration Agreement (if any) (as defined below) or approved by the Board of Directors from time to time.

Fidelity Diversifying Solutions LLC and/or its affiliates shall pay, whether directly or through reimbursement of the Fund, for all costs and expenses incurred in connection with the organization of the Fund, including, without limitation, the following: (i) the offering and sale of the Units of the Fund, (ii) the Conversion of the Limited Partnership and the organization of the Fund, (iii) the election to be treated as a business development company under the 1940 Act, and (iv) the negotiation, execution and delivery of this Agreement, the Investment Advisory Agreement, Administration Agreement (if any), and any related or similar documents, including, without limitation, any related legal and accounting fees and expenses, printing costs, travel and out-of-pocket expenses and filing fees.

Section 6.2 Investment Advisory Agreement. The Fund shall enter into an Investment Advisory Agreement with the Investment Adviser for investment advisory and management services, which may be amended from time to time.

Section 6.3 Administration Agreement. The Fund is authorized to enter into an administration agreement (the “Administration Agreement”) with Fidelity Diversifying Solutions LLC (in such capacity, the “Administrator”) for furnishing the Fund with administrative services necessary to conduct its day-to-day operations, which may be amended from time to time.

ARTICLE 7

CAPITAL OF THE FUND

Section 7.1 Capital Commitments. Each Member shall make a Capital Commitment to the Fund in the amount reflected in its Subscription Agreement.

Section 7.2 Capital Contributions.

(a) Drawdown. Capital Commitments will be drawn from the Members by the Fund as needed, upon ten (10) Business Days’ prior written notice (each, a “Drawdown”). Capital Commitments will be drawn in such amounts and proportions as will be required by the Fund in its sole discretion (“Drawn Amounts”), provided however, the Fund expects drawdowns to generally be made pro rata in accordance with each investor’s unfunded Capital Commitments. Members may waive the ten (10) Business Days’ written notice requirement in their discretion. Each Member shall remit to the Fund the amount specified in such Drawdown notice on or before the due date specified therein (each, a “Drawdown Date”). Each Drawdown notice shall specify the aggregate amount then being called for the Fund, and the Capital Contribution. In connection with each Drawdown, the Members will receive a number of Units corresponding to the Capital Contribution, with such Units issued at a per-share price that will be determined prior to the issuance of such Units and in accordance with the 1940 Act, subject to a determination by the Board (including any committee thereof) or the Officers that such price is not below the Fund’s then current net asset value per Unit of the Fund (“NAV”) as required pursuant to the 1940 Act. Pending investment or the payment of Fund Expenses, the Adviser may hold such funds in any form it shall choose, including without limitation (a) in a non-interest bearing bank account of the Fund; (b) in a money market or similar cash management account; or (c) in a short term certificate of deposit or in government securities.

(b) Use of Available Cash to Fund Drawdowns. The Adviser may determine to hold back and use available cash that otherwise would be distributable to a Member pursuant to Section 4.3 to pay all or part of any Capital Contribution that would otherwise be required to be made by such Member or to satisfy other obligations properly incurred in accordance with this Agreement. The amount of such available cash so held back shall be deemed to have been distributed to such Member and then re-contributed to the Fund by such Member as a Capital Contribution for the purpose to which it is applied.

(c) Re-Investment of Proceeds. The Adviser may, in its sole and absolute discretion, retain the cost basis of any investment in a Portfolio Company made by the Fund that is the subject of a sale, refinancing or other realization event, notwithstanding anything to the contrary in Section 4.3. Notwithstanding the foregoing, Members shall be obligated to fund remaining Capital Commitments (including without limitation, Capital Contributions required during any suspension or termination of the Fund’s investment program and through any wind down, dissolution, and termination of the Fund): (A) to cover Fund Expenses, including amounts payable under the Investment Advisory Agreement (if any) or Administration Agreement, indemnification obligations and Fund Expenses related to Investments; (B) to fund Investments and Fund Expenses related to Investments that are in process or as to which the Fund has entered into a commitment, definitive agreement, letter of intent, memorandum of understanding or similar document that shall be funded over a period of time in installments or otherwise (whether pursuant to the contractual arrangement(s) underlying such Investment or as otherwise determined appropriate by the Adviser in its discretion and regardless of whether the Fund determined an exact amount of such Investment or an anticipated range of the amount of such Investment), including Capital Contributions that may be required (or determined appropriate by the Adviser in its discretion) to be made to such Investment; (C) to repay amounts owing under any Financings; (D) to enter into any hedging transactions and to repay amounts owed under any such hedging transactions; (E) to effect follow-on Investments (including by disposing of an existing Investment or group of Investments in or related to a Portfolio Company and simultaneously or subsequently acquiring one or more other Investments in the same or any similar Portfolio Company, to the extent that the Adviser determines in its discretion that such transaction is in the interest of the Fund); and (F) in addition to the foregoing, to fund reserves for any of the purposes described in sub-clauses (A) through (E) hereof.

(d) Rights to Capital Contributions. Each Member acknowledges that except as specifically provided in this Agreement (a) no specific time has been agreed upon for the repayment of Capital Contributions, (b) no interest or other rate of return shall accrue on any Capital Contributions, (c) no Member shall have the right to withdraw or to be repaid any Capital Contribution made by it or to receive any other payment with respect to its Units, including without limitation as a result of the withdrawal of such Member from the Fund, (d) no Member shall have the right to demand or receive property other than cash in return for its Capital Contribution, and (e) no Member shall have priority over any other Member either as to the return of its Capital Contribution or as to allocations and distributions of profits, losses or distributions.

(e) Remedies Upon Drawdown Default. In the event that a Member fails to pay all or any portion of the Drawdown due from the Member on any Drawdown Date, (any such amount, together with the amount of the Member’s undrawn Capital Commitment, a “Defaulted Commitment”) and such default remains uncured for a period of five (5) Business Days, then the Fund shall be permitted to declare the Member to be in default on its obligations under this Agreement (collectively with any other Members declared to be in default under a Capital Commitment, the “Defaulting Members”) and shall be permitted to pursue one or any combination of the following remedies; provided, that any such remedies to be pursued against the Adviser or any of its affiliates shall be determined by the Board :

(i) Participation in Future Drawdowns. The Fund may prohibit the Defaulting Member from purchasing additional Units on any future Drawdown Date.

(ii) Forfeiture of Units. 25% of the Units then held by the Defaulting Member may be automatically forfeited and transferred on the books of the Fund to the other Members (other than any other Defaulting Members), pro rata in accordance with their respective number of Units held; provided that no Unit shall be transferred to any other Member pursuant to this Section 7.2(e)(ii) in the event that such transfer would (i) violate the Securities Act, the 1940 Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Fund or such transfer, (ii) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code, or (iii) cause all or any portion of the assets of the Fund to constitute “plan assets” under ERISA or Section 4975 of the Code (the “Default Remedy Limitations”) (it being understood that this proviso shall operate only to the extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent any other Member from receiving a partial allocation of its pro rata portion of Units); and provided, further, that any Units that have not been transferred to one or more other Members pursuant to the previous proviso shall be allocated among the participating other Members pro rata in accordance with their respective number of Units held. The mechanism described in this Section 7.2(e)(ii) is intended to operate as a liquidated damages provision since the damage to the Fund and the other Members resulting from a default by the Defaulting Member is both significant and not easily susceptible to precise quantification. By entry into this Agreement, the Member agrees to this Section 7.2(e)(ii) and acknowledges that the automatic transfer of one quarter of its Units constitutes a reasonable liquidated damages remedy for any default of the Member’s obligations to fund a Drawdown.

(iii) Inability to Vote. To the maximum extent permitted by applicable law, the Defaulting Member hereby makes, constitutes and appoints the Fund with full power of substitution, its true and lawful proxy to exercise all voting and other rights of such Defaulting Member with respect to the Units, at every meeting of the Members of the Fund and in every written consent in lieu of such meeting in exact proportion to the votes or consents cast by Members other than Defaulting Members or, in the absence of any such Members, in the discretion of the proxy.

(iv) Shortfall Cover. The Fund will have the right to cover shortfalls arising from a Defaulting Member in any manner the Fund deems appropriate, including by drawing down additional capital from non-Defaulting Members; provided that (i) the amount of any shortfall funded by a non-Defaulting Member in connection with any investment may not exceed 150% of such non-Defaulting Member’s total capital contributions in respect of such investment in the absence of any such shortfall; and (ii) in no event will such non-Defaulting Member’s total capital contributions exceed its aggregate Capital Commitment.

(v) Other Remedies. The Fund shall have the right to charge commercially reasonable interest on the defaulted Drawdown amount and withhold distributions payable to the Defaulting Member, and may pursue any other remedies against the Defaulting Member available to the Fund at law or in equity. No course of dealing between the Fund and any Defaulting Member and no delay in exercising any right, power or remedy conferred in this Section 7.2(e) or now or hereafter existing at law or in equity or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. In addition to the foregoing, the Fund may in its discretion institute a lawsuit against the Defaulting Member for specific performance of its obligation to pay any Drawdown and any other payments to be made by the Defaulting Member pursuant to this Agreement and to collect any overdue amounts hereunder. Notwithstanding any other provision of this Agreement, the Member agrees (i) to pay on demand all costs and expenses (including attorneys’ fees) incurred by or on behalf of the Fund in connection with the enforcement of this Agreement against the Member sustained as a result of any default by the Member and (ii) that any such payment shall not constitute payment of a Drawdown or otherwise reduce the Member’s Capital Commitment.

The Member agrees that this Section 7.2(e) is solely for the benefit of the Fund and shall be interpreted by the Fund against the Defaulting Member in the discretion of the Fund. The Member further agrees that the Member has no right to, and shall not seek to, enforce this Section 7.2(e) against the Fund or any other investor in the Fund.

ARTICLE 8

DURATION OF THE FUND

Section 8.1 Term and Termination of the Fund. The term of the Fund shall continue until the dissolution of the Fund in accordance with this Section 8.1, or by operation of law. The Fund shall be dissolved (i) at any time upon the affirmative vote of a majority of the full Board of Directors, (ii) if there are no Members of the Fund, unless the business of the Fund is continued in accordance with this Agreement or the Delaware Act, or (iii) upon the entry of a decree of judicial dissolution under the Delaware Act.

Section 8.2 Sale or Merger. Subject to any restrictions of the 1940 Act and applicable law, the Board shall be entitled, without the approval of any Members, to cause the Fund to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Fund’s assets in a single transaction or series of transactions, or approve on behalf of the Fund, the sale, exchange or disposition of all or substantially all of the Fund’s assets. The Board may also cause the sale of all or substantially all of the Fund’s assets under foreclosure or other realization without the consent of any Members.

ARTICLE 9

LIQUIDATION OF ASSETS ON DISSOLUTION

Section 9.1 General. Following dissolution, the Fund’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Fund pursuant to this Agreement. The Board as liquidator shall cause the Fund to pay or provide for the satisfaction of the Fund’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing their duties, the Board as liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Fund in such reasonable manner as the Board shall determine to be in the best interest of the Members.

Section 9.2 Liquidating Distributions; Priority.

(a) Priority. Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation shall be applied in the following order of priority:

(i) First, to pay the costs and expenses of dissolution and liquidation; to pay or provide for the satisfaction of the Fund’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act; and to establish any reserves which the liquidator may deem necessary or advisable for any contingent or unmatured liability of the Fund, including the payment of the fees pursuant to the Investment Advisory Agreement and the reimbursement of expenses and other fees pursuant to the Administration Agreement;

(ii) Second, to the satisfaction of the prior rights of any outstanding Preferred Units, if issued; and

(iii) Thereafter, among the Common Unitholders equally on a per Common Unit basis.

(b) Distributions In-Kind. Notwithstanding the provisions of this Section 9.2, upon the dissolution and the winding-up of the affairs of the Fund, subject to applicable law and Section 4.3, the Board as liquidator may distribute ratably in-kind any assets of the Fund. Notwithstanding any provision of this Agreement to the contrary, the Board as liquidator may compel a Member to accept a distribution of any asset in-kind from the Fund even if the percentage of the asset distributed to the Member exceeds a percentage of the asset that is equal to the percentage in which the Member shares in distributions from the Fund.

Section 9.3 Duration of Liquidation. Such time as the Board determines in its sole discretion shall be allowed for the winding up of the affairs of the Fund in order to minimize any losses otherwise attendant upon such a winding up.

Section 9.4 Liability for Returns. None of the liquidator, the Directors, the Officers, the Investment Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the Capital Contributions of any Member.

Section 9.5 Post-Dissolution Investments. Notwithstanding anything to the contrary set forth in this Article 9, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution, cause the Fund to make additional investments in entities which were Portfolio Companies on the date of dissolution (including any successor to, or subsidiary of, a Portfolio Company), if the liquidator believe that such additional investments are in the best interest of the Members and in furtherance of the winding up of the affairs of the Fund.

ARTICLE 10

LIMITATIONS ON TRANSFERS OF UNITS; REQUIRED TRANSFERS

Section 10.1 Transfers of Units.

(a) General. A Member may sell, assign, transfer, pledge, mortgage, hypothecate, gift, sale or otherwise dispose of or encumber (collectively, “Transfer”) its Units, including a Transfer of solely an economic interest, in whole or in part, provided, that (i) any purported transferee satisfies applicable eligibility and/or suitability requirements, and (ii) any such Transfer is otherwise made in accordance with applicable laws and in compliance with this Agreement. Any attempted Transfer of all or any part of a Member’s Units in violation of this Agreement will be void to the maximum extent permitted by law, and any intended recipient of the Units will acquire no rights in such and will not be treated as a Member for any purpose. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Fund, in form and substance satisfactory to the Fund. No Transfer will be effectuated except by registration of the Transfer on the Fund’s books.

(b) Reimbursement of Transfer Expenses. As a condition to the effectiveness of any transfer, the transferor or transferee shall pay all reasonable expenses, including out-of-pocket attorneys’ fees, incurred in connection with the assignment which may be effected as an offset to amounts otherwise distributable.

Section 10.2 Admission of Substituted Members.

(a) General. Any transferee of a Member’s Units transferred in accordance with the provisions of this Article 10 shall be admitted as a substituted Member upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a Subscription Agreement and counterpart to this Agreement. Any transfer of Units in violation of the foregoing will be void, and any intended transferee will acquire no rights in such Units and will not be treated as a Member for any purpose.

(b) Effect of Admission. The transferee of Units transferred pursuant to this Article 10 that is admitted to the Fund as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Capital Contribution of the transferor with respect to the applicable class of Units being transferred shall become the Capital Contribution of the transferee, to the extent of the Units transferred. If a transferee is not admitted to the Fund as a substituted Member, (i) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder, and (ii) the transferor shall remain liable to the Fund for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

(c) Non-Compliant Transfer. If a Transfer has been proposed or attempted but the requirements of this Article 10 have not been satisfied, the Fund shall not admit the purported transferee as a substituted Member but, to the contrary, shall (i) continue to treat the transferor as the sole owner of the Units purportedly transferred in all respects, (ii) make no distributions to the purported transferee and incur no liability for distributions made in good faith to the transferor and (iii) not furnish to the purported transferee any tax or financial information regarding the Fund. The Fund shall also not otherwise treat the purported transferee as an owner of any Units (either legal or equitable), unless required by law to do so. To the maximum extent permitted by law, the Fund shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

ARTICLE 11

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 11.1 Limitation of Liability. To the fullest extent permitted by applicable law, none of the Fund’s Officers, Directors or employees will be liable to the Fund or to any Member for any act or omission performed or omitted by any such person (including any acts or omissions of or by another Officer, Director or employee), in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Section 11.2 Indemnification.

(a) Third Party Actions. The Fund shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Fund) by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Fund, or is or was serving at the request of the Fund as a Director, Officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Fund, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Fund, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) Actions by or in the Right of the Fund. The Fund shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Fund to procure a judgment in its favor by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Fund, or is or was serving at the request of the Fund as a Director, Officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Fund, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Fund unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) Expenses. To the extent that a present or former Director or Officer of the Fund has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 11.2(a) or Section 11.2(b), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) Determinations. Any indemnification under Section 11.2(a) or Section 11.2(b) (unless ordered by a court) shall be made by the Fund only as authorized in the specific case upon a determination that indemnification of the Director or Officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, even though less than a quorum;

(ii) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum; or

(iii) by independent legal counsel in a written opinion, if there are no such Directors, or such Directors so direct.

(e) Right to Advancement of Expenses. Expenses (including attorneys’ fees) incurred by an Officer or Director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Fund in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or Officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Fund as authorized in this Section 11.2. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) Indemnification Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article 11 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of unitholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(g) Certain Definitions.

(i) For purposes of this Article 11, references to “the Fund” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors,

Officers, and employees or agents, so that any person who is or was a Director, Officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a Director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article 11 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation of its separate existence had continued.

(ii) For purposes of this Article 11, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Fund” shall include any service as a Director, Officer, employee or agent of the Fund which imposes duties on, or involves services by, such Director, Officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Fund” as referred to in this Article 11.

Section 11.3 Nature of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 11 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11.4 Insurance. The Fund shall have power to purchase and maintain insurance (at the Fund’s expense) on behalf of any person who is or was a Director, Officer, employee or agent of the Fund, or is or was serving at the request of the Fund as a Director, Officer, employee or agent of another fund, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Fund would have the power to indemnify him or her against such liability under the provisions of this Article 11.

Section 11.5 Limitation by Law. If any Indemnified Person or the Fund itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Fund, the limitation of liability provisions set forth in Section 11.1 and the indemnification provisions set forth in Section 11.2 shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions. Without limiting the foregoing, for so long as the Fund is regulated under the 1940 Act, the limitation of liability and indemnification provisions shall be limited to the extent provided by the 1940 Act and by any valid rule, regulation or order of the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

ARTICLE 12

AMENDMENTS

Section 12.1 Amendments.

(a) By Consent. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement) during or after the term of the Fund, together with the prior written consent of:

(i) If no Preferred Units have been issued and are outstanding, a majority-in-interest of the Common Unitholders; and

(ii) If Preferred Units have been issued and are outstanding:

(1) in the case of an amendment not affecting the rights of the Preferred Unitholders, a majority-in-interest of the Common Unitholders,

(2) in the case of an amendment not affecting the rights of the Common Unitholders (including rights or protections with respect to tax consequences of Common Unitholders), a majority-in-interest of the Preferred Unitholders, and

(3) in the case of an amendment affecting the rights (including rights or protections with respect to tax consequences of Common Unitholders) of both the Common Unitholders and the Preferred Unitholders, a majority-in-interest of the Common Unitholders and a majority-in-interest of the Preferred Unitholders.

(b) Without Consent. Notwithstanding the provisions of Section 12.1(a), the following amendments may be made with the consent of the Board and without the need to seek the consent of any Member:

(i) to add to the duties or obligations of the Board or surrender any right granted to the Board herein;

(ii) to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members;

(iii) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the U.S. Department of the Treasury, the U.S. Internal Revenue Service, the Board of Governors of the U.S. Federal Reserve or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the Board deems to be in the best interest of the Fund;

(iv) as the Board determines in good faith to be necessary or appropriate to enable any Member to comply with any applicable law, rule or regulation; provided, that such amendment does not materially adversely affect the rights granted to or liabilities of any other Member;

(v) to effect Additional Members becoming a party hereto or the creation or issuance of additional Units or classes of Units; or

(vi) to make changes that this Agreement specifically provides may be made by the Board without the consent of any Member,

provided, however, that no amendment shall may be made pursuant to clauses (i) through (vi) above if such amendment would (1) subject any Member to any adverse economic consequences without such Member’s consent, (2) diminish the rights or protections of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences), or (3) diminish or waive in any material respect the duties and obligations of the Board to the Fund or the Members; provided, further, however, that any modification or amendment required solely to effect Additional Members becoming a party hereto or the creation or issuance of additional Units or classes of Units shall not constitute an amendment that would subject any Member to adverse economic consequences or diminish the rights or protections of one or more Members so long as such modification or amendment does not disproportionately affect a single holder of a class of Units in a material adverse manner with respect to the other holders of such class of Units.

(c) Consent to Amend Special Provisions. Notwithstanding the provisions of this Section 12.1, any provision in this Agreement that requires the consent, action or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of Members.

ARTICLE 13

ADMINISTRATIVE PROVISIONS

Section 13.1 Keeping of Accounts and Records; Certificate of Formation; Administrator.

(a) Accounts and Records. At all times the Fund shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Fund. Such books of account shall be kept on the accrual method of accounting for both tax and accounting purposes and shall be maintained in accordance with U.S. generally accepted accounting principles (“GAAP”). The Fund shall also maintain: (i) an executed copy of this Agreement (and any amendments hereto); (ii) the Certificate (and any amendments thereto); (iii) executed copies of any powers of attorney pursuant to which any document described in clause (i) or (ii) has been executed by the Fund; (iv) a current list of the name, address, Capital Contributions and taxpayer identification number, if any, of each Member; (v) copies of all tax returns filed by the Fund; and (vi) all financial statements of the Fund for each of the prior seven years. These books and records shall at all times be maintained in accordance with the Fund’s record retention policy.

(b) Certificate of Formation. The Fund shall file for record with the appropriate public authorities and, if required, publish the Certificate and any amendments thereto.

Section 13.2 Valuation. The fair value of the Fund’s assets will be determined pursuant to a valuation policy approved by the Board.

Section 13.3 Notices. Any written notice herein required to be given to the Fund by any of the Members shall be deemed to have been given if delivered in person or if sent by overnight courier service (for delivery within two (2) or fewer Business Days), or by email (including, for the avoidance of doubt, by e-mail containing an electronic link to a notice that such notice is electronically accessible) to the principal office of the Fund in Boston, Massachusetts, or to such other address or email address as the Fund may from time to time specify by notice to the Members.

Any written notice required to be given to a Member shall be deemed to have been given if sent to such Member at the address or email address set forth in the records of the Fund or such other address or email address as such Member shall have specified in writing to the Fund; provided that any call for capital required to be made under Article 3 shall also comply with the specific requirements of such section and the Subscription Agreement.

Notice, payment, demand or other communication shall be deemed to be delivered, given and received for all purposes:

(a) on the day of it being sent, where delivered in person, sent by email, and when sent on any Business Day during normal working hours at the place of receipt;

(b) on the following Business Day, where sent by email on any Business Day outside normal working hours or on any day which is not a Business Day; and

(c) on the second Business Day following the date dispatched by Federal Express, DHL or any comparable courier service.

Section 13.4 Accounting Provisions.

(a) Fiscal Year. For U.S. federal income tax purposes, the Fund’s year shall be such date as may be fixed from time to time by resolution of the Board of Directors unless otherwise required by the Code or permitted by applicable law. For financial reporting purposes, the Fund’s fiscal year shall be such date as may be fixed from time to time by resolution of the Board of Directors unless otherwise required or permitted by applicable law.

(b) Independent Auditors. The Fund’s independent public auditor shall be an independent registered public accounting firm , as determined by the Board of Directors.

Section 13.5 Tax Provisions.

(a) Classification of the Fund shall be such classification as may be fixed from time to time by the Board of Directors unless otherwise required by the Code or permitted by applicable law.

(i) Upon making the BDC election, the Fund intends to file an election with the Internal Revenue Service to cause it to be classified as an association that is taxable as a corporation for U.S. federal income tax purposes.

(ii) Once the Fund has elected RIC status, the Board will use reasonable best efforts to maintain the Fund’s status as a RIC.

(b) RIC Requirements. From the beginning of the taxable period in which the Fund qualifies as a RIC for U.S. federal income tax purposes and annually thereafter, the Board shall seek to cause the Fund to meet any requirements under the Code necessary to obtain and maintain RIC qualification for U.S. federal income tax purposes, including source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.”

(c) Tax Information. The Fund will cause to be delivered after the end of each calendar year to each Member who was a Member at any time during such calendar year and is subject to U.S. federal, state, and local tax reporting obligations, information required under the Code that is necessary for the preparation of such Member’s U.S. federal, state, and local tax returns.

Each Member agrees that such Member will, upon request by the Fund, execute any forms or documents (including a power of attorney or settlement or closing agreement), provide or update any information (including an appropriately completed and executed Internal Revenue Service Form W-9 or W-8) and take any further action requested by the Fund, and that the Fund may execute any forms or documents or obtain any information on such Member’s behalf that relate to such Member’s investment in the Fund, in connection with any tax matter affecting the Fund.

Section 13.6 General Provisions.

(a) Power of Attorney. Each Member, by execution of this Agreement (including by execution of counterpart signature page hereto directly or via an attorney-in-fact), hereby constitutes and appoints any duly authorized representative of the Fund as its true and lawful representative and its attorney-in-fact, in its name, place and stead (i) to make, execute, sign and file any amendment to the Certificate of the Fund required because of an amendment to this Agreement, in order to effectuate any change in the Members or in the Capital Contributions of the Common Unitholders or otherwise, and all such other instruments, documents and certificates which may from time to time be required by the laws of the U.S., the State of Delaware, or any other state or any non-U.S. jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Fund, or in connection with any tax filings of the Fund, or any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Fund (including a Certificate of Cancellation of the Fund’s Certificate); (ii) to make, execute, sign, deliver and acknowledge any instrument, agreement, indemnity or document of any kind (including, without limitation, deeds of accession) in connection with the in-kind distribution of and the transfer of Investments to such Member; (iii) to effect any amendment to this Agreement adopted in accordance with its terms; (iv) to make, execute and sign any documents, instruments and certificates necessary to sell the Common Units of any Defaulting Unitholder; and (v) to file, prosecute, defend, settle or compromise litigation, other claims or arbitration on behalf of the Fund.

Such representatives and attorneys-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities, except as contemplated by clause (iii) of the immediately preceding paragraph. By way of clarification, any power of attorney granted by a Member under this Agreement is intended to be ministerial in scope and limited solely to those items permitted under the relevant grant of authority, and such powers of attorney are not intended to be a general grant of power to independently exercise discretionary judgment on the Member’s behalf or to vary the economic terms of the Member’s investment in the Fund, reduce the Member’s legal liability protection, increase the Member’s liability exposure to third parties, or undertake any new obligations, undertakings or investments on behalf of the Member (in each case to the extent not already specifically provided for in this Agreement).

The power of attorney granted hereby is coupled with an interest and shall (i) be irrevocable for so long as a Member remains a Member, (ii) be deemed to be given to secure a proprietary interest of the donee of the power or performance of an obligation owed to the donee, (iii) survive and shall not be affected by the subsequent death, lack of capacity, dissolution, insolvency, termination or bankruptcy of any Member granting the same or the Transfer of all or any of such Member’s Units, and (iv) extend to such Member’s successors, assigns and legal representatives. Each Member, at the request of the Fund, shall execute additional powers of attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instruments executed, delivered, or filed by the Fund pursuant to this power of attorney, this Agreement shall prevail. The Fund may exercise this power of attorney by listing all of the Members executing any agreement, certificate, instrument, or document with the single signature of the attorney-in-fact as attorney-in-fact for all Members.

Except as otherwise specifically provided herein, the powers of attorney granted herein shall not in any manner revoke in whole or in part any power of attorney that the undersigned previously has executed. This power of attorney shall not be revoked by any subsequent power of attorney the undersigned may execute, unless such subsequent power specifically refers to this power of attorney or specifically states that the instrument is intended to revoke all prior powers of attorney.

(b) Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

(c) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act.

(d) Severability. If it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

(e) Submission to Jurisdiction; Venue; Waiver of Jury Trial. Unless the Fund otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the Commonwealth of Massachusetts (to the fullest extent subject matter jurisdiction exists therefore) and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE FUND OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(f) Waiver of Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Fund’s property.

(g) Securities Law Matters. Each Member understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the interests in the Fund have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

(h) Confidentiality.

(i) Each Member agrees to maintain the confidentiality of the Fund’s records, reports and affairs, and all information and materials furnished to such Member by the Fund, the Investment Adviser, the Administrator or their Affiliates with respect to their respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and each Member agrees not to disclose to any other Person any information contained therein (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that any Member may provide financial statements, tax returns and other information contained therein (i) to such Member’s accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein, (ii) to potential transferees of such Member’s Fund interest that agree in writing, for the benefit of the Fund, to maintain the confidentiality thereof, but only after reasonable advance notice to the Fund, (iii) if and to the extent required by law (including judicial or administrative order); provided that, to the extent legally permissible, the Fund is given prior notice to enable it to seek a protective order or similar relief, (iv) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member; and (v) in order to enforce rights under this Agreement. Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (a) information generally known to the public; (b) information obtained by a Member from a third party who is not prohibited from disclosing the information; (c) information in the possession of a Member prior to its disclosure by the Fund, the Investment Adviser, the Administrator or their Affiliates; or (d) information which a Member can show by written documentation was developed independently of disclosure by the Fund, the Investment Adviser, the Administrator or their Affiliates.

(ii) To the extent permitted by applicable law, and notwithstanding the provisions of this Section 13.6(h), each of the Fund, the Investment Adviser, the Administrator or any of their Affiliates may, in its reasonable discretion, keep confidential from any Member information to the extent such Person reasonably determines that: (i) disclosure of such information to such Member likely would have a material adverse effect upon the Fund or a Portfolio Company due to an actual or likely conflict of business interests between such Member and one or more other parties or an actual or likely imposition of additional statutory or regulatory constraints upon the Fund, the Administrator, any of its Affiliates or a Portfolio Company; or (ii) such Member cannot or will not adequately protect against the improper disclosure of confidential information, the disclosure of which likely would have a material adverse effect upon the Fund, the Administrator, any of its Affiliates or a Portfolio Company. Notwithstanding the foregoing, each of the Fund, the Investment Adviser, the Administrator or any of their Affiliates shall, to the extent permitted by law or regulatory authority, promptly provide to each Member all relevant information and documents related to any notice or request (whether written or oral) received from any governmental or regulatory agency involving any pending or threatened Proceeding in connection with the activities or operations of the Fund.

(iii) The Members: (i) acknowledge that the Fund, the Administrator, its Affiliates, and their respective direct or indirect members, managers, officers, directors and employees are expected to acquire confidential third-party information (e.g., through Portfolio Company directorships held by such Persons) that, pursuant to fiduciary, contractual, legal or similar obligations, cannot be disclosed to the Fund or the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement or the Delaware Act as a result of acquiring, holding or failing to disclose such information to the Fund or the Members.

(i) Fixing the Record Date. In order for the Fund to determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board may fix a record date which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, be no more than sixty (60) nor less than ten (10) days prior to the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the Members entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(j) Contract Construction; Headings; Counterparts. Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and the parties intend that this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted or, at the direction of a court, modified in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring any covenant, term, or provision to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Notwithstanding the provisions of this Agreement or any Subscription Agreement, without any further act, approval or vote of any Member, the Fund may enter into side letters or other writings with individual Members which have the effect of establishing rights under, or, to the extent permitted by law, altering or supplementing, the terms of, this Agreement, any Subscription Agreement of such Member, or any other document entered into by the Fund (an “Other Agreement”). This Agreement, together with the related Subscription Agreement and any Other Agreement (if any) between the Fund and any Member, shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof, and to the extent of any conflict between this Agreement or a Member’s Subscription Agreement on the one hand, and an Other Agreement of a Member on the other, the terms of such Other Agreement shall control between the Fund and such Member. There are no representations, warranties or agreements made by the Fund except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of Fidelity Private Credit Central Fund LLC as of the day, month and year first above written.

FUND:

FIDELITY PRIVATE CREDIT CENTRAL FUND LLC

By:	/s/ Vishal Sheth
Name: Vishal Sheth
Title: Vice President

[SIGNATURE PAGE TO LLC AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of Fidelity Private Credit Central Fund LLC as of the day, month and year first above written.

Each of the Persons who has executed a Subscription Agreement, agreeing to purchase Common Units in the Fund, to be admitted to the Fund as a Member and to be bound by the terms of the Agreement:

On behalf of each of the Members set forth on Exhibit A:

By:	/s/ Jonathan Davis
Name: Jonathan Davis
Title: Assistant Treasurer

[SIGNATURE PAGE TO LLC AGREEMENT]

APPENDIX I

Fidelity Private Credit Central Fund LLC

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

Additional Member	As set forth in Section 3.3(c).

Administration Agreement	As set forth in Section 6.3.

Administrator	As set forth in Section 6.1.

Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Investment Adviser, but Portfolio Companies or portfolio companies of any other investment vehicle advised by the Investment Adviser or its Affiliates shall not be considered Affiliates of the Board, the Investment Adviser, any Officer, any member of the Board or any member or manager of the Investment Adviser. “Affiliated” shall have the corresponding meaning.

Agreement	As set forth in the introductory paragraph to this Agreement.

Assets	As set forth in Section 4.2(a).

Audit Committee	As set forth in Section 3.4(b)(i).

BDC	A business development company as defined in Section 2(a)(48) of the 1940 Act.

Board or Board of Directors	As set forth in Section 3.4(a)(i).

Business Day	Any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Capital Contribution	As set forth in Section 3.3(a).

App. I - 1

Certificate	As set forth in Section 2.1(a).

Chair of the Board	As set forth in Section 3.4(a)(i).

Class I Units	Class I common units of limited liability company interests in the Fund.

Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Common Unitholders	Any Person who has entered into this Agreement and a Subscription Agreement pursuant to which such Person has agreed to purchase Common Units of the Fund.

Common Units	The Class I Units and any new class of Common Units that may be established by the Fund in the future.

Credit Support	As set forth in Section 4.2(a).

Default Remedy Limitations	As set forth in Section 7.2(e)(ii).

Defaulted Commitment	As set forth in Section 7.2(e).

Defaulting Members	As set forth in Section 7.2(e).

Delaware Act	As set forth in Section 2.1(a).

Director	As set forth in Section 3.4(a).

Drawn Amounts	As set forth in Section 7.2(a).

Drawdown	As set forth in Section 7.2(a).

Drawdown Date	As set forth in Section 7.2(a).

Fund	As set forth in the introductory paragraph of this Agreement.

Fund Expenses	As set forth in Section 6.1.

Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

Financing	As set forth in Section 4.2(a).

former Members	As set forth in Section 3.2(a).

GAAP	As set forth in Section 13.1(a).

App. I - 2

Indemnified Person	As set forth in Section 11.1.

Independent Director	As set forth in Section 3.4(a)(viii).

Initial Closing Date	As set forth in Section 3.3(a).

Initial Drawdown Date	As set forth in Section 3.3(b).

Investment or Investments	As set forth in Section 4.1.

Investment Adviser	Fidelity Diversifying Solutions LLC, or any successor thereto.

Investment Advisory Agreement	That certain investment advisory agreement pursuant to which the Investment Adviser will act as investment adviser to the Fund, as in effect from time to time

1940 Act	The Investment Company Act of 1940, as amended.

Lender	(i) any lender, issuer of letters of credit or provider of other financing or extensions of credit, (ii) any holder of indebtedness, assignments, guarantees or other obligations relating to any of the foregoing, and (iii) any of their respective agents, trustees, successors and assigns.

Lender Power	As set forth in Section 4.2(a).

majority-in-interest	As set forth in Section 3.8.

Members	As set forth in the preamble.

NAV	As set forth in Section 7.2(a).

New Class	As set forth in Section 5.1.

Officers	As set forth in Section 3.4(c).

Other Agreement	As set forth in Section 13.6(k).

Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.

App. I - 3

Plan Assets Regulation	The regulation concerning the definition of “plan assets” under ERISA adopted by the United States Department of Labor and codified in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

Portfolio Company	Any entity in which the Fund holds an investment.

Preferred Appointed Directors	As set forth in Section 3.4(a).

Preferred Unitholders	Any Person who has entered into this Agreement and a Subscription Agreement pursuant to which such Person has agreed to purchase Preferred Units of the Fund.

Preferred Units	Preferred units of limited liability company interests in the Fund.

President	As set forth in Section 3.4(a)(i).

RIC	A regulated investment company as defined in the Code.

SEC	As set forth in Section 11.5.

Securities Act	The U.S. Securities Act of 1933, as amended.

Subscription Agreement	The subscription agreement by which any Member agreed to make a Capital Commitment to the Fund and purchase such Member’s Units (including, as applicable, any Subscription Agreement entered into with the Limited Partnership prior to the Conversion).

Subsequent Closing	As set forth in Section 3.3(b).

Subsequent Closing Date	As set forth in Section 3.3(b).

Transfer	As set forth in Section 10.1(a).

Unitholders	The Common Unitholders and the Preferred Unitholders

Units	Collectively, the Common Units and the Preferred Units.

App. I - 4

SCHEDULE A

Schedule of Directors

Name

David B. Jones, Chair

Jennifer M. Birmingham

Matthew J. Conti

Tara C. Kenney

Sch. A - 1

SCHEDULE B

Schedule of Officers

Name	Position

Heather Bonner	President and Treasurer

John J. Burke III	Chief Financial Officer

David Gaito	Vice President

Therese Icuss	Vice President

Cynthia Lo Bessette	Secretary and Chief Legal Officer

Ksenia Portnoy	Chief Compliance Officer

Jeffrey Scott	Vice President

Vishal Sheth	Vice President

Harley Lank	Vice President

Joseph Benedetti	Assistant Secretary

Nati Davidi	Assistant Secretary

Christina Zervoudakis	Assistant Secretary

Craig S. Brown	Assistant Treasurer

Jonathan Davis	Assistant Treasurer

Laura M. Del Prato	Assistant Treasurer

Colm A. Hogan	Assistant Treasurer

Chris Maher	Assistant Treasurer

Brett Segaloff	Anti-Money Laundering (AML) Officer

Stacie M. Smith	Assistant Treasurer

Jim Wegmann	Assistant Treasurer

Sch. B - 1

EXHIBIT A

Schedule of Members

Fidelity Capital & Income Fund

Fidelity Advisor Floating Rate High Income Fund

Fidelity High Income Fund

Fidelity Advisor High Income Advantage Fund

Fidelity Floating Rate Central Fund

Fidelity High Income Central Fund

Fidelity Advisor Multi-Asset Income Fund

Fidelity SAI High Income Fund

Fidelity Series High Income Fund

VIP High Income Portfolio

VIP Floating Rate High Income Portfolio

Exhibit A - 1